UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GETTY IMAGES, INC.

(Exact Name of registrant as specified in its charter)

DELAWARE	98-0177556
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

601 North 34th Street

Seattle, Washington 98103

(206) 925-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

GETTY IMAGES, INC. 2005 INCENTIVE PLAN

(f/k/a AMENDED AND RESTATED GETTY IMAGES, INC. 1998 STOCK INCENTIVE PLAN)

(Full title of the plan)

John Lapham

Senior Vice President and General Counsel

Getty Images, Inc.

601 North 34th Street

Seattle, Washington 98103

(206) 925-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Craig W. Adas, Esq.

Weil, Gotshal & Manges LLP

201 Redwood Shores Pkwy

Redwood Shores, CA 94065

(650) 802-3000

RECENT EVENTS: DEREGISTRATION OF SHARES

The Registration Statement on Form S–8 (Registration No. 333-125718) (the “Registration Statement”) of Getty Images, Inc., a Delaware Corporation (“Getty Images”), pertaining to the registration of 3,000,000 shares of common stock, par value $0.01 per share (“Common Stock”) (as such amounts may have increased for any stock split, stock dividend, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend or similar adjustment to the outstanding Common Stock), of Getty Images, to which this Post–Effective Amendment No. 1 relates, was originally filed with the Securities and Exchange Commission on June 10, 2005.

Getty Images, Abe Investment, L.P., a Delaware limited partnership (“Parent”), and Abe Acquisition Corp, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) on February 24, 2008. On June 20, 2008, at a special meeting of the stockholders of Getty Images, the stockholders of Getty Images voted to adopt the Merger Agreement, as contemplated by the Merger Agreement.

On July 2, 2008 (the “Effective Time”), Getty Images filed a Certificate of Merger with the Secretary of State of the State of Delaware, pursuant to which Merger Sub was merged with and into Getty Images, with Getty Images continuing as the surviving corporation (the “Merger”). At the Effective Time, each outstanding share of Common Stock (other than shares held by Parent or any of its subsidiaries, including shares contributed to Parent immediately prior to the completion of the Merger by certain stockholders of Getty Images) was automatically converted into the right to receive $34.00 in cash, without interest.

As a result of the Merger, Getty Images has terminated all offerings of Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Getty Images in the Registration Statement to remove from registration, by means of a post–effective amendment, any shares of Common Stock which remain unsold at the termination of the offering, Getty Images hereby removes from registration all shares of Common Stock registered under the Registration Statement which remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S–8 and has duly caused this Post–Effective Amendment No. 1 to the Registration Statement on Form S–8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 2, 2008.

GETTY IMAGES, INC.

By:	/s/ JOHN LAPHAM
John Lapham
Senior Vice President and General Counsel